Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2006

HOUSTON, February 27, 2007 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $24.9 million, or $0.61 per diluted share for the three months ended December 31, 2006, versus net income of $11.7 million, or $0.32 per diluted share for the fourth quarter of 2005. Total revenues increased approximately 25% to $118.3 million for the quarter ended December 31, 2006 from $94.9 million for the same period in 2005 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $33.8 million in the fourth quarter of 2006 from $17.8 million in the fourth quarter of 2005. As a percentage of revenues, operating income increased to approximately 29% in 2006 from approximately 19% in 2005.

For the twelve months ended December 31, 2006, net income was $86.9 million, or $2.15 per diluted share, compared with net income of $32.6 million, or $0.90 per diluted share, for the same period in 2005. Revenues for the twelve months ended December 31, 2006 were $442.7 million, up approximately 30% when compared to revenues of $340.8 million for the same period last year. Operating income increased to $122.4 million for the twelve months ended December 31, 2006 from $49.2 million during the same period of 2005.

All share and earnings per share data contained in this press release have been restated to reflect the increased number of common shares outstanding resulting from the Company’s two-for-one stock split, accomplished through a stock dividend, on October 5, 2006 to stockholders of record as of September 21, 2006.

In addition, the Company announced that its backlog at December 31, 2006 was approximately $336 million, compared to its December 31, 2005 backlog of approximately $248 million. The Company expects its earnings per share for the quarter ending March 31, 2007 to approximate $0.55 to $0.65 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2006	2005	2006
Revenues	$94,885	$118,301	$340,829	$442,742
Cost and expenses:
Cost of sales	60,964	68,037	229,849	256,688
Selling, general and administrative	11,191	11,378	40,916	44,085
Engineering and product development	4,903	5,084	20,867	19,559

	77,058	84,499	291,632	320,332

Operating income	17,827	33,802	49,197	122,410
Interest expense (income)	464	(1,493)	1,787	(2,963)

Income before income taxes	17,363	35,295	47,410	125,373
Income tax provision	5,647	10,408	14,843	38,482

Net income	$11,716	$24,887	$32,567	$86,891

Diluted earnings per share	$0.32	$0.61	$0.90	$2.15

Weighted average shares – diluted	37,016	40,721	36,206	40,342

Depreciation and amortization	$3,378	$4,152	$13,426	$15,087

Capital expenditures	$5,846	$5,523	$20,557	$24,133